Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Core Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	11,614,800	0.25		42,433,474	9.81
Class B	3,459,556	0.18		12,059,455	9.81
Class C	3,333,801	0.18		11,923,275	9.81
Class I	78,944,643	0.28		258,104,294	9.81
Class IS	997,983	0.25		3,618,906	9.81
Class R	880,806	0.23		4,221,998	9.81

Evergreen Select High Yield	 Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class I          9,185,947           0.64		11,349,477	8.72
Class IS           995,691	   0.62		  1,577,809	8.72